UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Ingram Micro Inc.

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Frequently Asked Questions – ASSOCIATES

1.	What was announced today?

•	Ingram Micro announced that it has entered into a definitive agreement to be acquired by Tianjin-based Tianjin Tianhai Investment Company, Ltd. (Tianjin Tianhai) and become a part of HNA Group.

•	In the merger, Ingram Micro will be acquired for approximately $6.0 billion, or $38.90 per share.

•	Upon close of the merger, Alain Monié will continue to lead the company as CEO and Ingram Micro will be an independent subsidiary of Tianjin Tianhai operating as Ingram Micro and a part of HNA Group.

•	Ingram Micro will transition from a NYSE-listed company to become a part of HNA Group, giving us added flexibility and resources to achieve our strategic goals and enabling us to even better support our vendor and customer partners in their growth and profitability objectives.

•	As a part of HNA Group, Ingram Micro expects to have the ability to accelerate our investments, both organically and through M&A, to enhance and add to our capabilities in high value IT solutions, mobility lifecycle services, commerce and fulfillment solutions and cloud, while also further extending our geographic reach.

•	As a result of this merger, Ingram Micro expects to benefit from being part of a larger organization that has complementary logistics capabilities and a significant presence in China and other emerging markets, which we believe can further benefit our vendor and customer partners.

•	We view this as an exciting opportunity to accelerate our innovation and invest in a future that lies beyond the next quarter.

2.	Who is Tianjin Tianhai and who is HNA Group ?

•	Tianjin Tianhai is a Shanghai Stock Exchange traded company where HNA Group is the largest shareholder (via HNA Group’s subsidiaries).

•	HNA Group is a Hainan-based global conglomerate with an industrial model structured around: aviation, tourism, transportation, logistics and financial services.

•	HNA Group has in excess of $90 billion in assets with significant operations in countries including China, the United States, Singapore, Australia, Turkey, Norway, France, Spain, Switzerland, Ireland, Ghana, Belgium and Netherlands.

•	HNA Group has a long history of investing in international companies and partnering with leading, well run brands to support and accelerate management’s strategic initiatives.

•	Recently closed acquisitions by HNA Group include Zurich-based, Swissport International, the world’s largest provider of ground and cargo handling services in the aviation industry, and Avolon, a formerly NYSE-listed provider of aircraft leasing and lease management services. HNA Group has also recently invested Spokane, WA-based and NYSE-listed Red Lion Hotels Corporation and Azul, Brazil’s third largest airline.

3.	What does this merger mean for me as an Ingram Micro associate?

•	Our expectation is that this merger will have no impact on day-to-day operations and it remains business as usual at Ingram Micro.

•	A significant part of HNA Group’s attraction to Ingram Micro is our exceptional associates, including our management teams. HNA Group has assured us that it is committed to maintain our associates, management and operations, including Ingram Micro’s offices, warehouses and other facilities.

4.	Will there be any layoffs as a result of this merger?

•	We expect very few, if any, Ingram Micro positions to be impacted as a result of this merger.

•	HNA Group recognizes that the assets of Ingram Micro’s business are our associates and our trusted relationships with our vendor and customer partners.

•	Ingram Micro expects to continue to operate in the same manner with our management and associate teams in place across our countries and lines of business, serving our vendor and customer partners as usual.

5.	Will any offices or other Ingram Micro facilities be shut-down or consolidated?

•	HNA Group has assured us that it is not planning any closures or consolidation of Ingram Micro offices, facilities or warehouses as a result of this merger and that there will be no change in how we conduct business operationally around the world.

•	HNA Group has assured us that it is committed to maintaining Ingram Micro’s operations, as well as our associates and management.

6.	How will the two companies be integrated?

•	HNA Group has assured us that it does not expect to close or combine offices as a result of this merger and there are currently no plans to integrate systems apart from what is currently doing.

•	As a part of HNA Group, we expect to continue to operate independently in the same manner with the same management and associate teams in place across our countries and lines of business.

7.	Where will the corporate headquarters be located?

•	Upon close of this merger, Ingram Micro will continue to be headquartered in Irvine, California.

8.	Does this announcement have an immediate effect on day-to-day operations at Ingram Micro?

•	No, the announcement has no immediate effect on day-to-day operations and we expect it to be business as usual.

9.	Do you consider the culture between the two companies a good fit?

•	Yes, Ingram Micro and HNA Group share a common set of values, with similar discipline in our overarching business practices and a resolute focus on providing a superior customer experience.

•	HNA Group’s executive management has extensive multinational experience working with businesses across the globe.

•	HNA Group recognizes that the assets of Ingram Micro’s business are our associates and our trusted relationships with our vendor and customer partners.

•	HNA Group understands that Ingram Micro’s success and the foundation of our trusted relationships with vendor and customer partners are based on strict adherence to our core values – which will not change – innovation, accountability, integrity, teamwork and respect, learning, and social responsibility.

10.	What is different about being owned by a Chinese company?

•	Chinese businesses continue to play a role of ever-increasing importance in the global economy and have been investing in multinational and U.S.-based businesses for a number of years, generally relying on the existing management teams and employees of the companies they acquire.

•	For example, more than 10 years ago, Lenovo acquired IBM’s PC business and made it into an even stronger global brand. Lenovo took a very hands-off approach, relying predominantly on the existing IBM PC business management team and employees and supported a dedicated focus to innovation and being able to branch out in new areas key to its growth.

•	More recently Lenovo has acquired Motorola Mobility and IBM’s server business, again looking to leverage strong brands and talented teams.

•	Other recent examples of Chinese investment are Smithfield Foods – the largest U.S.-based pork producer – being acquired by Shuanghui International; and General Electric selling its appliances business to Haier.

•	HNA Group has a long history of investing in multinational businesses and supporting and empowering the current management and employees to ensure the stability and continuity of the business operations that join HNA Group. Promoting continued innovation, new services introduction and brand management are fundamental to HNA Group’s overall strategy.

•	This merger is not expected to impact Ingram Micro’s approach to the markets we serve or our dedication to providing a superior experience for our vendor and customer partners; upon close it simply represents a change in our equity ownership.

•	We view this as an exciting opportunity to accelerate our innovation and invest in a future that lies beyond the next quarter.

11. Will the Ingram Micro name and brand stay the same?

•	Ingram Micro’s name and brand are well regarded and HNA Group has assured us that it will not change as a result of this merger.

•	Ingram Micro and HNA Group are committed to maintaining our integrity and brand excellence.

•	Our commitment to maintaining our trusted relationships with our vendor and customer partners is unwavering, as is our dedication to providing our associates throughout the world an engaging and rewarding work environment.

12.	Who will lead Ingram Micro? Will there be any changes to the executive leadership team?

•	Alain Monié will continue to lead Ingram Micro as CEO and HNA Group has assured us that our management team and associates will remain in place as a result of this merger.

•	HNA Group has assured us that all operations – including all lines of business and local country operations – are expected to continue unaffected in the same manner to which you are accustomed.

•	HNA Group recognizes the talent and success of our management team and we do not anticipate any changes to the management team at this time.

•	HNA Group’s pillars of focus are well aligned with our core values, including a commitment to integrity, performance and innovation.

13.	We’ve been doing so well executing on our strategy and improving our financial results, why has Ingram Micro decided to sell now?

•	We do not expect this merger to impact our strategy or the way we do business, upon close it simply represents a change in our equity ownership.

•	The Board determined that the price offered to Ingram Micro shareholders delivers near-term, considerable value to our stockholders at a substantial premium.

14.	How will this acquisition benefit associates?

•	Associates will have the opportunity to work for a larger, more diversified company, with the financial strength to maintain a competitive compensation and benefits environment.

•	As a part of HNA Group, Ingram Micro expects to have added flexibility and resources to pursue our strategy, including accelerating organic investment, M&A and further expansion into emerging markets.

•	As a part of a much larger organization and as we accelerate our strategic investments, we believe Ingram Micro associates will have access to compelling new opportunities to advance their career objectives.

•	Again, your role, duties and reporting structure are not expected to change and Ingram Micro is committed to continuing to retain and attract new talent.

•	Our brand, purpose, strategy and values remain unchanged.

15.	How should I talk about the merger with third parties, such as vendors, customers?

•	We are informing our customer and vendor partners of the details of this merger, why we are excited and affirming our commitment as their trusted partner to continuing to help them drive profitable growth and realize the promise of technology.

•	That said, please keep in mind that until the merger closes, Ingram Micro will remain a separate publicly reporting company.

•	If in doubt, ask your supervisor.

16.	When do you expect the merger to close?

•	We expect the merger to be completed in the second half of 2016, subject to shareholder approvals of both companies and customary regulatory approvals.

17.	What can associates expect until the acquisition is closed? What are the milestones that have to occur?

•	Associates should experience little to no change as we wait for this merger to close. It remains business as usual.

•	We should all remain focused on executing on our FY16 business plans and goals and providing our vendor and customer partners with the superior experience and solutions they have come to expect from us.

18.	What does it mean to cease being a public company and operate as a part of HNA Group?

•	Upon closing of this merger, which is subject to shareholder approvals and other customary closing conditions, Ingram Micro will be a part of HNA Group, our stock will no longer be traded on the NYSE stock exchange, and we will no longer be subject to NYSE rules and regulations and most public company reporting requirements.

•	Our brand, purpose, strategy and values remain unchanged. Ingram Micro expects to continue to operate in the same manner with our management and associate teams in place across our countries and lines of business, serving our vendor and customer partners as usual.

19.	Will my benefits, compensation or title change?

•	There will not be any changes to associate benefits, total compensation or titles due to this merger prior to the close of the merger, nor do we do expect to have any changes following the close of the merger.

20.	If I am not retained as an associate, what are the terms of my severance package?

•	We currently expect very few, if any, Ingram Micro positions to be impacted as a result of this merger.

•	If any positions are impacted after the close of the merger, Ingram Micro has a practice of providing a fair and competitive severance package to any associate who may not be retained as a result of the acquisition.

21.	Where do I direct questions or concerns during the period before the merger closes?

•	Should you have questions not addressed in these FAQs, please contact your local HR representative.

22.	What should I do if the media contacts me?

•	Please refer the call to your country’s media contact or to Damon Wright at corporate headquarters, +1 (714) 382-5013 or damon.wright@ingrammicro.com.

23.	What should I do if an investor contacts me?

•	Please refer the investor to Damon Wright at +1 (714) 382-5013 or damon.wright@ingrammicro.com.

24.	What happens to my unvested stock options, or RSUs?

•	All vested stock options and RSUs, as well as shares held by associates in 401K or other benefit plans, will be valued based on the merger consideration being paid to Ingram Micro stockholders.

•	Upon close of the merger, all unvested options and RSUs will be automatically terminated and canceled. At the same time, however, each associate who formerly held unvested options or RSUs will be paid an amount in cash, to be placed in escrow at the time of the merger, equal to 100% of the targeted achievement rate with the value calculated based on the merger consideration price. Associates will receive the full, protected value of their accelerated equity in four equal installments according to the following schedule: 25% upon close of the merger; 25% on or around Dec. 31, 2016; 25% on or around June 30, 2017; and 25% on or around Dec. 31, 2017, provided that, to the extent an associate’s unvested options or RSUs would have vested on an earlier date, the cash payment will become vested and payable on the earlier date.

•	Associates must be employed by Ingram Micro at the time of each escrow installment release date to be eligible to receive that payment.

Additional Information

In connection with the proposed merger, Ingram Micro will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) from the “Investors” section of Ingram Micro’s website or by contacting Ingram Micro’s investor relations department via e-mail at damon.wright@ingrammicro.com.

Participants in the Solicitation

Ingram Micro and its directors, executive officers and other members of its management and employees as well as Tianjin Tianhai and the HNA Group and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Ingram Micro’s stockholders with respect to the merger. Information about Ingram Micro’s directors and executive officers and their ownership of Ingram Micro’s common stock is set forth in the proxy statement for Ingram Micro’s 2015 Annual Meeting of Stockholders and Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Ingram Micro’s directors and executive officers in the merger, which may be different than those of Ingram Micro’s stockholders generally, by reading the proxy statement (when available) and other relevant documents regarding the merger, which will be filed with the SEC.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this communication that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) changes in macro-economic and geopolitical conditions can affect our business and results of operations; (2) our acquisition and investment strategies may not produce the expected benefits, which may adversely affect results of operations; (3) we are dependent on a variety of information systems, which, if not properly functioning, and available, or if we experience system security breaches, data protection breaches or other cyber-attacks, could adversely disrupt our business and harm our reputation and net sales; (4) the validity, subsistence and enforceability of the patent portfolio that we currently hold or acquire may be challenged, and we have a risk of being involved in intellectual property disputes that could cause us to incur substantial costs, divert the efforts of management or require us to pay substantial damages or licensing fees;(5) failure to retain and recruit key personnel would harm our ability to meet key objectives; (6) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (7) our failure to adequately adapt to industry changes could negatively impact our future operating results; (8) we continually experience intense competition across all markets for our products and services; (9) termination of a key supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) substantial defaults by our customers or the loss of significant customers could negatively impact our business, results of operations, financial condition or liquidity; (11) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (12) our goodwill and identifiable intangible assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write-off occurs; (13) changes in our credit rating or other market factors, such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (14) we cannot predict the outcome of litigation matters and other contingencies that we may be involved with from time to time; (15) Our failure to comply with the requirements of environmental regulations could adversely affect our business; (16) we face a variety of risks in our reliance on third-party service companies, including shipping companies, for the delivery of our products and outsourcing arrangements; (17) changes in accounting rules could adversely affect our future operating results; (18) our quarterly results have fluctuated significantly; (19) despite its global presence, Ingram Micro may fail to proactively identify and tap into emerging markets and geographies; (20) the possibility of our acquisition by Tianjin Tianhai / the HNA Group not being timely completed, if completed at all; and (21) prior to the completion of our acquisition by Tianjin Tianhai / the HNA Group, our business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with vendors, customers, licensees, other business partners or governmental entities, or retain key employees. We have historically instituted, and will continue to institute, changes to our strategies, operations and processes in an effort to address and mitigate risks; however, there are no assurances that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to our SEC filings, and specifically to Item 1A-Risk Factors, of our latest Annual Report on Form 10K.